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                                                                      EXHIBIT 11

                    HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES
                UNAUDITED NET INCOME PER COMMON EQUIVALENT SHARES

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
                                                             Three Months Ended                   Six Months Ended
Primary and fully diluted earnings per share                      June 30,                            June 30,
                                                       ------------------------------      ------------------------------
                                                            1998              1997              1998              1997
                                                       ------------      ------------      ------------      ------------
Net income                                             $(18,715,255)     $ (3,336,017)     $(24,203,348)     $ (1,527,755)
                                                       ============      ============      ============      ============

Shares:
   Weighted average common shares issued                 10,094,861        10,041,104        10,092,478        10,032,309
   Assuming exercise of options, reduced by the
      Number of common shares which could have
      been purchased with the proceeds from
      Exercise of such options                                   --                --                --                --
   Assuming conversion of Series A preferred stock               --                --                --                --
   Assuming conversion of Series B preferred stock               --                --                --                --
                                                       ------------      ------------      ------------      ------------

   Weighted average number of common shares
      Outstanding, as adjusted                           10,094,861        10,041,104        10,092,478        10,032,309
                                                       ============      ============      ============      ============
Net income per common share                            $      (1.85)     $      (0.33)     $      (2.40)     $      (0.15)
                                                       ============      ============      ============      ============
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